Exhibit 23.2

Tel: 514 931-0841 Fax: 514 931-9491 www.bdo.ca	BDO Canada s.r.l./S.E.N.C.R.L./LLP 1000 de la Gauchetière Ouest Bureau 200 Montréal QC H3B 4W5 Canada

Consent of Independent Registered Public Accounting Firm

Vision Marine Technologies Inc.

Montréal, Québec

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated December 30, 2020, relating to the financial statements of Vision Marine Technologies Inc. for the year ended August 31, 2020 which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Canada LLP

Montréal, Québec

November 20, 2023

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.